Exhibit 99.2

Financial Information

COMDIAL CORPORATION AND SUBSIDIARIES

Debtor-In-Possession

Consolidated Balance Sheet (unaudited)

In thousands, except per share amounts	August 31, 2005
Assets
Current assets
Cash and cash equivalents	$1,583
Restricted cash	150
Accounts receivable, net	3,217
Inventories	4,574
Prepaid expenses and other current assets	2,678

Total current assets	12,202
Property and equipment, net	1,332
Goodwill, net	3,375
Capitalized software development costs, net	2,717
Deferred financing costs, net	1,360
Other assets	2,713

Total assets	$23,699

Liabilities and stockholders’ deficit
Current liabilities not subject to compromise (post petition)
Accounts payable	$1,415
Accrued payroll and related expenses	634
Accrued liabilities	342
Current debt	1,000

Total post petition current liabilities	3,391
Current liabilities subject to compromise (pre petition)
Accounts payable	4,026
Accrued payroll and related expenses	866
Accrued liabilities	2,365
Debt in default	3,999
Debt due to related parties in default	10,014

Total pre petition current liabilities	21,270

Total current liabilities	24,661
Long term liabilities subject to compromise (pre petition)
Pension obligations	9,038
Long term debt	34
Other long term liabilities	997

Total pre petition long term liabilities	10,069

Total liabilities	34,730
Commitments and contingencies	—
Stockholders’ deficit
Common stock, $0.01 par value (Authorized 60,000 shares; issued and outstanding: 9,819)	684
Paid in capital	143,087
Accumulated deficit	(145,150)
Accumulated other comprehensive loss - pension obligations	(9,652)

Total stockholders’ deficit	(11,031)

Total liabilities and stockholders’ deficit	$23,699

The accompanying notes are an integral part of these financial statements.

COMDIAL CORPORATION AND SUBSIDIARIES

Debtor-In-Possession

Consolidated Statements of Operations (unaudited)

	Eight Months Ended
In thousands, except per share amounts	August 31, 2005	August 31, 2004
Net sales	$21,852	$25,184
Cost of goods sold	12,052	15,717

Gross profit	9,800	9,467
Operating expenses
Selling, general and administrative	9,671	11,032
Reorganization costs	1,076	—
Engineering, research & development	2,457	2,039
Impairment of capitalized software	1,247	—
Restructuring	239	532

Operating loss	(4,890)	(4,136)
Other expense (income)
Interest expense	1,110	1,680
Gain on lease renegotiation	—	(642)
Miscellaneous expense, net	2	7

Loss before income taxes	(6,002)	(5,181)
Income tax expense	—	—

Net loss	$(6,002)	$(5,181)

Loss per share:
Basic	$(0.61)	$(0.54)
Diluted	$(0.61)	$(0.54)
Weighted average shares outstanding:
Basic	9,819	9,530
Diluted	9,819	9,530

The accompanying notes are an integral part of these financial statements.

COMDIAL CORPORATION AND SUBSIDIARIES

Debtor-In-Possession

Consolidated Statements of Cash Flows (unaudited)

	Eight Months Ended August 31,
In thousands	2005	2004
Cash flows from operating activities:
Net loss	$(6,002)	$(5,181)
Adjustments to reconcile net loss to operating cash flows:
Depreciation and amortization	2,006	2,597
Amortization of deferred financing costs	154	227
Impairment of capitalized software	1,247	—
Accretion of discount on bridge notes	349	576
Gain on lease renegotiation	—	(642)
Stock compensation expense	12	22
Bad debt expense	251	19
Restructuring charges	239	532
Inventory obsolescence and valuation provision	156	31
Changes in operating assets and liabilities:
Accounts receivable	(1)	828
Inventory	(896)	1,115
Prepaid expenses and other assets	162	(2,566)
Accounts payable	(199)	34
Other liabilities	(1,552)	(99)

Net cash used in operating activities	(4,074)	(2,507)
Cash flows used in investing activities:
Capital expenditures	(248)	(477)
Disposals of property, plant and equipment	2	13
Capitalized software additions	(609)	(1,545)

Net cash used in investing activities	(855)	(2,009)
Cash flows (used in) from financing activities:
Proceeds from debtor-in-possession financing/Issuance of bridge notes, respectively	1,000	9,000
Net change on line of credit agreement	(2,326)	1,730
Net change of restricted cash	1,140	(410)
Principal payments on capital lease obligations	(143)	(329)
Proceeds from issuance of stock	—	6
Capital lease obligations	57	10

Net cash (used in) provided by financing activities	(272)	10,007

Net (decrease) increase in cash and cash equivalents	(5,201)	5,491
Cash and cash equivalents at beginning of period	6,784	2,931

Cash and cash equivalents at end of period	$1,583	$8,422

The accompanying notes are an integral part of these financial statements.

Notes to Consolidated Financial Statements

Eight months ended August 31, 2005 (unaudited)

NOTE 1. THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Comdial Corporation (“Comdial” or the “Company”), incorporated in Delaware in 1982, is a converged voice and data enterprise communications systems provider.

Significant Events

During March, 2005, due to continued losses from operations and a projected need to raise additional cash to fund the Company’s business and to pay debt service requirements, the Company’s management and Board of Directors (the “Board”) evaluated potential funding opportunities, including the ability to raise additional cash from third party funding sources or its current debt holders from the 2002 and 2004 Private Placements. These discussions also considered and evaluated other financial restructuring opportunities including filing for Chapter 11 bankruptcy. During April, 2005, four of the seven members of the Board, representing all the independent members of the Board, resigned their positions and were subsequently replaced by three new independent members, Stephen N. Abrams, Raul Pupo and Robert F. Troisio (the “Independent Directors”). Since certain of the financial and restructuring opportunities being evaluated by the Board included potential transactions with certain debt holders from the 2002 and 2004 private placements, the Board established a Special Committee of the Board (the “Special Committee”) made up of the Independent Directors to manage and approve the evaluation of such financial and restructuring opportunities, to include capital raises, merger opportunities and potential conversion or reduction of the Company’s existing 2002 and 2004 private placement debt, amongst others. As a part of the evaluation, the Special Committee, hired Traxi, LLC as independent financial advisor to assist the Special Committee with the review and analysis of Comdial’s financial condition and alternatives. On May 25, 2005, Michael Falk and Inder Tallur resigned from Comdial’s Board of Directors and Neil Lichtman, Comdial’s Chief Executive Officer, was appointed Chairman of the Board of Directors by the remaining members of Comdial’s Board of Directors.

On May 26, 2005, Comdial Corporation and its affiliates filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”). On May 26, 2006, the Company entered into an Asset Purchase Agreement (the “Dialcom Asset Purchase Agreement”), to sell substantially all of its assets under Section 363 of the Bankruptcy Code to Dialcom Acquisition LLC (“Dialcom”). The Dialcom Asset Purchase Agreement was subject to higher and better offers and Bankruptcy Court approval. In addition, the Company obtained a commitment for $3.0 million of debtor-in-possession financing from Dialcom.

On June 28, 2005 the Company received authorization from the Bankruptcy Court to proceed with the bidding procedures and sale approval process as outlined in the Motion of Debtors and Debtors in Possession for an Order, Pursuant to Section 363 of the Bankruptcy Code, (a) Establishing Bidding Procedures for the Sale of Certain of the Debtors’ Assets; (b) Approving Certain Bid Protections; (c) Scheduling Auction and Final Hearing; and (d) Approving the Form and Manner of Notice Thereof. Per the bidding procedures, since other qualified bidders submitted offers with the Court, an auction was held on August 25, 2005. At the end of the auction, Vertical Communications Acquisition Corporation (“Acquisition Sub”), a wholly owned subsidiary of Artisoft Inc., was determined to have submitted the highest and best offer and was announced as the winner of the bidding process for the purchase of substantially all of the Company’s assets. On September 1, 2005, the Bankruptcy Court approved an Asset Purchase Agreement by and between Artisoft, Inc., Comdial Corporation and Acquisition Sub. Pursuant to the Asset Purchase Agreement, upon the closing of the transaction on September 28, 2005, Acquisition Sub acquired substantially all of the assets of Comdial and assumed certain liabilities of Comdial, all as set forth in the Asset Purchase Agreement.

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements of Comdial Corporation and subsidiaries have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included.

Operating results for the eight months ended August 31, 2005, are not necessarily indicative of the results that may be expected for the year ended December 31, 2005.

Under Chapter 11, certain claims against the Debtor in existence prior to the filing of the petition for relief under the federal bankruptcy laws are stayed while the Debtor continues business operations as Debtor-in-Possession. These claims are reflected in the accompanying balance sheet as “liabilities subject to compromise.” Additional claims may arise subsequent to the filing date resulting from rejection of executory contracts and from the determination by the court (or agreed to by parties in interest) of allowed claims for contingencies and other disputed amounts. Claims against the debtor’s assets were also stayed, although the holders of such claims have the right to move the court for relief from the stay.

The Company’s ability to continue as a going concern is dependent upon the Bankruptcy Court’s approval of an asset sale or plan of reorganization, which includes relief against certain creditors. The accompanying financial statements do not include any adjustments to the amounts and classification of assets and liabilities that might become necessary if the Company is unable to continue.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States (“GAAP”) requires management to make certain estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, expenses, and the disclosure of contingent assets and liabilities at the date of the financial statements and for the reporting periods. The most significant estimates relate to customer incentive programs, price protection, allowances for doubtful accounts and product returns, inventory obsolescence, warranty accruals, intangible asset impairment valuations and lives, employee benefit plans, legal contingency accruals and the valuation of deferred tax assets. These estimates may be adjusted as more current information becomes available and any adjustment could be significant.

Principles of Consolidation

The consolidated financial statements include the accounts of Comdial Corporation and its subsidiaries. All significant intercompany accounts and transactions have been eliminated.

Accounting For Stock-Based Compensation

Comdial accounts for stock-based compensation using the intrinsic value method under Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees.” In the first quarter of 2004, the Company recorded stock compensation expense of approximately $215,000 in connection with modifications of stock option agreements for two former officers, of which $213,000 is reported as restructuring expense in the accompanying condensed consolidated statement of operations. The following table illustrates the effect on net loss if the Company had applied the fair value recognition provisions of Financial Accounting Standards Board (“FASB”) Statement No. 123 (“SFAS 123”), “Accounting for Stock-Based Compensation”, as amended by FASB Statement No. 148 (“SFAS 148”), Transition and Disclosure, an Amendment of SFAS 123, to stock-based employee compensation, expensed on a straight-line basis:

	Eight Months Ended
In thousands except per share amounts	2005	2004
Net loss: As reported	$(6,002)	$(5,181)
Add: Stock-based employee compensation expense included in net loss, net of related tax effects	12	22
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(796)	(1,293)

Pro forma	$(6,786)	$(6,452)

Basic loss per share:
As reported	$(0.61)	$(0.54)
Pro forma	$(0.69)	$(0.68)
Diluted loss per share:
As reported	$(0.61)	$(0.54)
Pro forma	$(0.69)	$(0.68)

Recognition of Net Periodic Benefit Cost

Prior to September 2000, Comdial provided a defined pension benefit to its employees. In September 2000, the Company froze this plan. The following table sets forth the net periodic benefit cost recognized during the eight months ended August 31, 2005 and August 31, 2004:

	Eight months ended August 31,
In thousands	2005	2004
Interest cost	$1,099	$1,104
Expected return on plan assets	(1,173)	(1,269)
Recognized actuarial loss	411	336

Net periodic pension cost	$337	$171

Recent Accounting Pronouncements

In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections” (“SFAS 154”). SFAS 154 replaces APB No. 20, “Accounting Changes” and SFAS No. 3, “Reporting Accounting Changes in Interim Financial Statements” and establishes retrospective application as the required method for reporting a change in accounting principle. SFAS 154 provides guidance for determining whether retrospective application of a change in accounting principle is impractical and for reporting a change when retrospective application is impractical. The reporting of a correction of an error by restating previously issued financial statements is also addressed. SFAS 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The Company does not anticipate that the adoption of SFAS 154 will have a material impact on its consolidated balance sheets and statements of operations, stockholders’ deficit and cash flows.

In March 2005, the FASB issued interpretation No. 47, “Accounting for Conditional Asset Retirement Obligations”, an interpretation of FASB Statement No. 143 (“FIN 47”), which requires an entity to recognize a liability for the fair value of a conditional asset retirement obligation when incurred if the liability’s fair value can be reasonably estimated. FIN 47 is effective for fiscal years ending after December 15, 2005. The Company is currently evaluating the effect of the adoption of FIN 47 on its consolidated results of operations and financial condition but does not expect it to have a material impact.

NOTE 2. DEBT IN DEFAULT AND OTHER LONG-TERM DEBT

Long-term debt in default and other long-term debt consists of the following:

In thousands	August 31, 2005
Debtor-in-Possession Financing (e)	$1,000

Total debt not subject to compromise (post petition)	1,000
Debt subject to compromise (pre petition)
Capital leases	54
2004 Bridge Notes, in default, net of discounts of $8,998 (a)	2
Private Placement Notes, in default, net of discounts of $1,262 (b)	12,055
Private Placement Dialcom Note, in default, net of discount of $64 (c)	1,936
Credit facility, in default (d)	—

Total debt subject to compromise (pre petition)	14,047

Total debt, net of discount of $10,324	15,047
Less current maturities on debt	(15,013)

Total long-term debt	$34

(a)	On March 12, 2004, the Company closed a bridge financing transaction involving the private placement of 90 units at a price of $0.1 million per unit resulting in gross proceeds to the Company of $9.0 million (the “2004 Bridge Financing”) and net proceeds of $8.2 million. Each unit includes a warrant to purchase 20,000 shares of the Company’s voting common stock at an exercise price of $3.38 per share at any time until February 17, 2007 (the “2004 Bridge Warrants”) and a $0.1 million subordinated convertible note which requires interest only payments quarterly at the annual rate of 8% (the “2004 Bridge Notes”). Commonwealth Associates, L.P. (“Commonwealth”) served as placement agent for the 2004 Bridge Financing in exchange for the payment of certain of its expenses and a cash fee equal to 7.5% of the gross proceeds of the transaction, or $0.7 million.

The 2004 Bridge Notes are subordinate to the senior subordinated secured convertible notes that were issued by the Company pursuant to the private placement the Company consummated in 2002 for gross proceeds of $13.3 million described in (b) below and the private placement the Company consummated with Winfield Capital Corp. in 2002 of $2.0 million described in (c) below and to any senior credit facility or other secured obligations the Company enters into with a bank, insurance company, finance company or other institutional lender including the credit facility the Company obtained in April 2004 and described in (d) below.

The holders of the 2004 Bridge Notes have the right to convert the 2004 Bridge Notes into common stock at the conversion price of $2.50 per share at any time prior to the maturity of the notes, in whole or in part. The Company may convert the 2004 Bridge Notes into common stock at $2.50 per share if (i) the average closing price of the common stock equals or exceeds $5.00 per share for 20 consecutive trading days, (ii) the average daily trading volume during such 20 days is at least 50,000 shares, (iii) the common stock is then trading on a national stock exchange such as the Nasdaq National Market or the Nasdaq SmallCap Market, (iv) the shares into which the 2004 Bridge Notes would be converted are registered with the Securities and Exchange Commission (“SEC”) or are exempt from registration pursuant to SEC Rule 144(k), and (v) the shares are not subject to any contractual restrictions on trading, such as a lock-up agreement with an underwriter. The 2004 Bridge Notes mature on the earlier of (i) the later of September 27, 2005 or the maturity of the placement notes described in (b) below or (ii) the occurrence of certain events.

The 2004 Bridge Warrants are exercisable by the holder at any time until February 17, 2007 at an exercise price of $3.38 per share, either by paying such amount in cash to the Company or on a cashless exchange basis. The Company can redeem the 2004 Bridge Warrants by paying the holder $0.01 per share upon five business days notice, if: (a) the closing price of the common stock is at least $6.76 for 20 consecutive trading days; (b) the common stock is trading on the Nasdaq SmallCap, Nasdaq National Market or another national securities exchange; (c) the average daily trading volume during such 20 day period equals or exceeds 50,000 shares; and (d) the shares issuable upon exercise of the 2004 Bridge Warrants are covered under an effective registration statement or are otherwise exempt from registration.

Because the 2004 Bridge Notes were issued with detachable warrants, the proceeds were allocated to the debt securities and the warrants based on their relative fair values. The 2004 Bridge Warrants, which were valued using the Black Scholes method, were recorded as additional paid-in capital. Because the 2004 Bridge Notes are convertible at a price less than the Company’s market price per share on the closing date, they contain a beneficial conversion feature for accounting purposes. Based on the stock price on the closing date the beneficial conversion feature was calculated using the intrinsic method and equaled an amount in excess of the proceeds allocated to the 2004 Bridge Notes. Therefore, the entire remaining proceeds from the 2004 Bridge Notes were recorded as additional paid-in capital, reducing the net debt balance as recorded to zero at its issuance. Based on the allocation of proceeds to the warrants and the beneficial conversion feature, the resulting debt discount of $9.0 million is being accreted over the term of the debt, using the effective interest method, and this accretion is included in interest expense.

As of August 31, 2005, Comvest, Shea Ventures, LLC, Robert Priddy and Neil P. Lichtman, our CEO, all of which are related parties, hold a total of $3.7 million face value of the 2004 Bridge Notes and 2004 Bridge Warrants to purchase 0.7 million shares of common stock.

Due to the Company’s failure to make interest payments on the 2004 Bridge Notes in the first quarter of 2005, which constitutes an event of default, the note holders, at their election, may require that the full amount of the principal and accrued interest be paid immediately. Consequently, the liability has been classified as current in the consolidated balance sheet as of August 31, 2005.

(b)	On September 27, 2002 and October 29, 2002, the Company consummated two closings of approximately $12.6 million and $0.7 million, respectively, for a total of $13.3 million under a private placement (the “Private Placement”). The Private Placement consisted of 7% subordinated secured convertible promissory notes (the “Placement Notes”) and warrants to purchase an aggregate of approximately 4.5 million shares of the Company’s common stock at an exercise price of $0.15 per share (the “Placement Warrants”) at any time through September 27, 2004. The Placement Warrants, which were valued at $4.1 million using the Black Scholes method, have been recorded as discount on the Placement Notes and are being accreted over the term of the debt, using the effective interest method, and this accretion is included in interest expense.

In connection with the 2004 Bridge Financing, the Company entered into an amendment to the Placement Notes that extended the maturity of the notes by one year to September 27, 2006. In addition, the Placement Notes may in the future be convertible under certain circumstances at the option of the Company if the common stock of the Company trades at or above $10.00 per share for 20 consecutive trading days. The initial conversion price of the Placement Notes is $4.95 per share. The conversion price of the Placement Notes is subject to downward adjustment in the event of certain defaults. The amendment also grants certain registration rights to the holders of the Placement Notes.

The entire principal amount of the Placement Notes is payable on the maturity date. The Placement Notes contain a provision under which the Company is required to prepay a portion of the notes equal to 50% of the amounts raised in excess of $5 million from any subsequent financing transaction. Any such repayment is subordinated in right of payment to the prior payment in full of the principal and interest of the Winfield Note. Interest at 7% is payable quarterly in arrears. The Placement Notes are secured by a second lien (subordinated to the first lien of Winfield Capital Corp. described in (c) below) on substantially all of the Company’s assets. While the notes are outstanding, the Company is restricted from declaring or paying any dividends or distributions on its outstanding common stock.

As of August 31, 2005, Comvest, Shea Ventures, LLC, Nickolas Branica, the Company’s former chief executive officer and Robert Priddy, which are related parties, hold a total of $8.9 million face value of the Placement Notes.

Due to the Company’s failure to make interest payments on the Placement Notes in the first quarter of 2005, which constitutes an event of default, the note holders, at their election, may require that the full amount of the principal and accrued interest be paid immediately. Consequently, the liability has been classified as current in the consolidated balance sheets as of August 31, 2005.

(c)	On September 27, 2002, the Company consummated a private placement with Winfield Capital Corp. of $2.0 million (the “Winfield Transaction”). The Winfield Transaction consisted of 12% subordinated secured convertible promissory note (the “Winfield Note”) and warrants to purchase 0.4 million shares of common stock at an exercise price of $0.15 per share (the “Winfield Warrants”) at any time through September 27, 2004. The Winfield Warrants, which were valued at $0.3 million using the Black Scholes method, were recorded as discount on the Winfield Note and are being accreted over the term of the debt, using the effective interest method, and this accretion is included in interest expense.

The Winfield Note may in the future be convertible under certain circumstances at the option of the Company if the common stock of the Company trades at or above $15.00 per share for 20 consecutive trading days. The initial conversion price of the Winfield Note is $4.95 per share. The conversion price of the Winfield Note is subject to downward adjustment in the event of certain defaults.

The Winfield Note contains a provision under which the Company is required to prepay a portion of the Notes equal to 50% of the amount raised in excess of $5 million from any subsequent financing transaction. Accordingly, as of March 31, 2004, $1.7 million of the Winfield Note’s outstanding principal balance was recorded as current maturities of long-term debt. In the second quarter of 2004, the Company entered into an amendment to the Winfield Note that changed the maturity date to March 27, 2006 and changed the Company’s option to extend the maturity date of the notes to up to six months (versus up to one year under the original note agreement). This amendment resulted in no gain or loss being recognized at the time of the amendment. The amendment also included a waiver of the mandatory prepayment provision in the original note, solely with respect to the 2004 Bridge Financing. Accordingly, the outstanding principal balance was recorded in full as long-term debt as of June 30, 2004.

The principal amount of the Winfield Note is payable on the maturity date. Interest at 12% is payable quarterly in arrears. The Winfield Note is senior in right of payment and security to the Placement Notes and the 2004 Bridge Notes. While the Winfield Note is outstanding, the Company is restricted from declaring or paying any dividends or distributions on its outstanding common stock.

In the first quarter of 2005, the Company failed to make the quarterly interest payments due on the Winfield Note. As a result of this default, the note holders, at their election, may require that the full amount of the principal and accrued interest be paid immediately.

During May of 2005, Comdial paid all outstanding interest due on the Winfield Note for a total of $0.1 million. On May 25, 2005, Dialcom Acquisition, LLC purchased the original note from Winfield Capital Corp. Subsequent to this purchase, the original note was amended and restated to reflect Dialcom Acquisition, LLC as the payee of the principal amount of $2.0 million (the “Dialcom Note”). The Dialcom Note is payable in 24 consecutive equal monthly installments, commencing the earlier of thirty days from the date of the closing of the sale of substantially all of the assets of the Company or September 15, 2005. The Dialcom Note bears interest at 8% per annum. The Dialcom Note is subordinated in right of payment to the prior payment in full of the principal and interest on all senior debt of the Company and to any debtor-in-possession financing. As of August 31, 2005, Dialcom Acquisition, LLC, which is a related party, holds a total of $2.0 million face value of the Dialcom Note.

(d)	On April 29, 2004, the Company executed a loan and security agreement (the “Credit Facility”) with Silicon Valley Bank, which allows for borrowing against certain of the Company’s accounts receivable up to a maximum of $2.5 million. Loans against the line bear interest at a rate equal to the prime rate plus three (3) percentage points per annum and are secured by all of the Company’s assets. Additional terms include a $1,000 per month collateral monitoring fee and an unused line fee in an amount equal to 0.375% per annum of the average daily unused and undisbursed portion. A termination fee applies if the Company terminates the Credit Facility within twelve (12) months. All present and future debt of the Company was subordinate to the outstanding obligations related to this facility. The Credit Facility matured on October 29, 2005 and contains a financial covenant related to net worth. During the first quarter of 2005, the Company was not able to comply with the financial covenant associated with the Credit Facility. Consequently, the liability has been classified as current in the consolidated balance sheet as December 31, 2004. During the second quarter of 2005, the Company paid the outstanding balance on the credit facility.

(e)	On May 25, 2005, the Company executed a note and revolving credit agreement (the “DIP loan”) with Dialcom Acquisition, LLC which allows for borrowing against certain of the Company’s accounts receivable and inventory up to a maximum of $3.0 million. Advances against the DIP loan bear interest at a rate equal to the greater of (i) ten percent (10%) or (ii) LIBOR plus seven percent (7%) per annum. Interest on outstanding advances is computed monthly and payable monthly in arrears. The loan matures on the earliest of (i) the commitment termination date (ii) the date on which any obligation under the DIP financing documents has been accelerated pursuant to an event of default and (iii) the date that is 180 days after a closing date with respect to any sale of the Company’s assets. Additional terms include an origination fee of one and one-half percent (1.5%) of the maximum loan amount payable on the date of the closing of the proposed sale of the Company’s assets in the event that Dialcom is not the successful bidder.

Interest expense, net was comprised of the following during the eight months ended August 31, 2005 and 2004:

	Eight Months Ended August 31,
In thousands	2005	2004
Contractual interest	$958	$912
Amortization of debt discount	349	576
Amortization of deferred financing costs	154	227
Unrecognized interest	(285)	—
Interest income	(66)	(35)

Total interest expense, net	$1,110	$1,680

Effective with the filing of the chapter 11 bankruptcy, Comdial stopped accruing interest, amortizing the debt discount, amortizing the deferred financing costs and recording unrecognized interest as it was improbable that the interest would be paid during the bankruptcy proceeding or that it would be an allowed priority, secured or unsecured claim.

NOTE 3. LOSS PER COMMON SHARE

Basic loss per common share is computed by dividing loss applicable to common stockholders by the weighted average number of common shares outstanding during the period. Diluted loss per common share is computed by dividing loss applicable to common stockholders by the weighted average number of common shares and potentially dilutive common equivalents outstanding during the period.

The following table discloses the loss per share information for the eight months ended August 31, 2005 and 2004.

In thousands, except per share data	2005	2004
Basic:
Net loss	$(6,002)	$(5,181)
Weighted average number of common shares outstanding during the period	9,819	9,530
Dilutive securities	—	—

Weighted average number of shares used in calculation of basic loss per common share	9,819	9,530

Loss per share applicable to common stock	$(0.61)	$(0.54)

Diluted:
Net loss	$(6,002)	$(5,181)

Weighted average number of common shares outstanding during the period	9,819	9,530
Dilutive securities	—	—

Weighted average number of shares used in calculation of diluted loss per common share	9,819	9,530

Loss per share	$(0.61)	$(0.54)

NOTE 4. SEGMENT INFORMATION

During the first eight months of 2005 and 2004, substantially all of the Company’s sales, net income, and identifiable net assets were attributable to the telecommunications industry with over 99% of sales occurring in the United States.

The Company organizes its product segments to correspond with the industry background of primary business and product offerings which fall into three categories: (1) voice switching systems for small to mid-size businesses, (2) voice messaging systems, and (3) computer telephony integration (“CTI”) applications and other. Each of these categories is considered a business segment, and with respect to their financial performance, the costs associated with these segments can only be quantified and identified to the gross profit level for each segment. These three product segments comprise substantially all of Comdial’s sales to the telecommunications market.

The information in the following tables is derived directly from the segments internal financial reporting used for management purposes. Unallocated costs include operating expenses, goodwill amortization, interest expense, other miscellaneous expenses and income tax expense. Comdial does not maintain information that would allow assets, liabilities or unallocated costs to be broken down into the various product segments as most of these items are shared in nature.

The following tables show segment information for the eight months ended August 31:

In thousands	2005	2004
Business segment net sales
Switching	$16,070	$20,171
Messaging	4,976	4,217
CTI & Other	806	796

Net sales	$21,852	$25,184

Business segment gross profit
Switching	$6,909	$7,200
Messaging	2,408	1,738
CTI & other	483	529

Gross profit	9,800	9,467
Operating expenses	14,690	13,603
Interest expense, net	1,110	1,680
Gain on lease renegotiation	—	(642)
Miscellaneous expense - net	2	7

Loss before income taxes	$(6,002)	$(5,181)

NOTE 5. COMMITMENTS AND CONTINGENT LIABILITIES

Comdial currently and from time to time is involved in litigation arising in the ordinary course of its business. The Company believes that certain claims may have a significant impact on the Company and these claims are described below. Comdial can give no assurance that the resolution of any particular claim or proceeding would not have a material adverse effect on its results of operations, cash flows or financial condition.

During late 2002, the Company began discussions with a third party concerning a potential claim of patent infringement that such party has indicated it may bring against the Company. Although the Company expects to settle such claim prior to litigation, there can be no assurance that such settlement will be reached, or, even if settlement is reached, that the terms of such settlement will not have a material adverse affect on the Company. If settlement is not reached, and if litigation is commenced against the Company, defense of such case will likely result in material expenditures and could have a material adverse affect on the Company. Further, there can be no assurance that the Company would prevail in such litigation, and a finding against the Company could reasonably be expected to have a material adverse affect on the Company. The Company has accrued its estimate of the probable settlement amount with respect to this matter, which is not material to the financial statements.

In November 2002, the Company filed a demand for arbitration with the American Arbitration Association against Boundless Manufacturing Services, Inc. (“Boundless”). Among other things, the Company contends that Boundless breached its contractual obligations to the Company by failing to meet the Company’s orders for the delivery of products manufactured by Boundless. The Company’s demand seeks damages in excess of $6.0 million. On February 6, 2003, Boundless responded to the Company’s demand by denying substantially all of the Company’s claims and asserting counterclaims totaling approximately $8.2 million, including approximately

$0.8 million in past due invoiced amounts. The Company believes that Boundless’ claims are substantially without merit and that it has adequate substantive and procedural defenses against such claims. On March 13, 2003, Boundless announced that it has filed for protection pursuant to Chapter 11 of the U.S. Bankruptcy Code, causing a stay in the arbitration matter. It is not known at this time whether this filing will have any long-term impact on the arbitration, or whether the arbitration will eventually proceed. No amounts have been accrued in the Company’s financial statements for any losses.

On March 5, 2001, William Grover, formerly a senior vice president of Comdial, filed suit in state court in Charlottesville, Virginia alleging breach of an employment contract and defamation, and seeking compensatory, punitive and exemplary damages in the total amount of $1.9 million, plus interest. Among other things, Mr. Grover claimed that the for-cause termination of his employment was unjustified and that he is therefore entitled to all benefits accrued to him pursuant to the Company’s executive retirement plan. In pre-trial proceedings, the court dismissed all claims except for the tortious interference claim. On March 18, 2004, following a jury trial on that claim, the court granted Comdial’s motion to dismiss and the case was ended without jury deliberations. In late March 2004, Mr. Grover filed a motion for reconsideration, which was denied and Mr. Grover subsequently appealed this decision on July 30, 2004. In January 2005, the Virginia Supreme Count upheld the trial decision in favor of Comdial and denied Mr. Grover’s petition of appeal. It is unknown if Mr. Grover will file a motion for reconsideration. Comdial believes it has adequate substantive and procedural defenses against all claims made against Comdial in this matter and no amounts have been accrued in the Company’s financial statements for any losses.

On May 11, 2005, DMB Sarasota I, LP, landlord for the Company’s Sarasota office and warehouse space, filed suit in Circuit Court in Sarasota County, Florida alleging breach of the lease agreement and seeking past due rent and other charges in the amount of $0.2 million. This suit was automatically stayed by the Company’s bankruptcy filing. The amounts claimed are accrued in the Company’s financial statements and are included in Current Liabilities Subject to Compromise – Accounts Payable as of August 31, 2005.

NOTE 6. RESTRUCTURING

In connection with the Company’s continued focus on improving cash flow from operations, the Company initiated a restructuring plan (the “2005 Plan”) during the first quarter of 2005. Pursuant to the 2005 Plan, approximately 25 employees were notified that their positions would be eliminated. These employees will receive severance and medical, life and other insurance benefits, based on length of service with the Company and/or employment agreements, as applicable. During 2005, the Company has not made any cash severance payments. As of August 31, 2005, the Company has remaining obligations of $0.1 million related to severance and related benefits which are included in Current Liabilities Subject to Compromise – Accrued Payroll and Related Expenses. These amounts are included in restructuring expenses in the accompanying consolidated statement of operations for the eight months ended August 31, 2005.

In connection with the Company’s continued focus on improving cash flow from operations, the Company initiated a restructuring plan (the “Restructuring Plan”) during the first quarter of 2004. Pursuant to the Restructuring Plan, approximately 20 employees were notified that their positions would be eliminated. These employees received severance based on length of service with the Company and/or employment agreements, as applicable. Until March 2004, Nickolas A. Branica served as the Company’s CEO. In March 2004, Mr. Branica’s employment relationship with the Company terminated. Pursuant to Mr. Branica’s employment agreement as amended, he will receive as severance an amount equal to twelve months of his annual base salary at the rate in effect on the date his employment ended. Mr. Branica will receive medical, life and other insurance benefits for a period of up to twelve months following his employment separation. During 2005, the Company made cash severance payments of $0.1 million. As of August 31, 2005, all obligations had been paid. These amounts are included in restructuring expenses in the accompanying consolidated statement of operations for the eight months ended August 31, 2004.

In addition to his severance as outlined above, all of Mr. Branica’s stock options were immediately vested at the time of his termination. In connection with the modification of Mr. Branica’s stock option agreement, the Company recorded stock compensation expense of approximately $0.2 million for the eight months ended August 31, 2004. This amount is also included in restructuring expenses in the accompanying consolidated statement of operations for the eight months ended August 31, 2004.

NOTE 7. IMPAIRMENT OF CAPITALIZED SOFTWARE

Subsequent to the acquisition of Comdial’s assets by Acquisition Sub as described in Note 9 below, management decided to discontinue further development of certain of the software development projects. The software that had been developed is not expected to be used in any future product development and will generate only minimal future cash flows. Consequently, $1.25 million of costs that had been capitalized related to these projects were written off in August 2005 and are recorded as impairment of capitalized software in the consolidated statement of operations.

NOTE 8. REORGANIZATION COSTS

As a result of the filing of the voluntary petitions for Chapter 11 protection, Comdial incurred certain fees and costs including approximately $0.6 million in legal fees, $0.3 million in financial advisor fees and $0.2 million in other fees and costs. The total reorganization costs of $1.1 million are recorded as Reorganization costs in the consolidated statement of operations for the eight months ended August 31, 2005.

NOTE 9. SUBSEQUENT EVENTS

On September 1, 2005, the Bankruptcy Court approved an Asset Purchase Agreement by and between Artisoft, Inc., Comdial Corporation and Vertical Communications Acquisition Corporation (“Acquisition Sub”) a direct wholly owned subsidiary of Artisoft, Inc.. Pursuant to the Asset Purchase Agreement, on September 28, 2005, Acquisition Sub completed the acquisition of the Company’s assets and certain liabilities for a total purchase price of approximately $24.9 million.